Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DESKTOP METAL AND ENVISIONTEC

Introduction

The following tables present unaudited pro forma condensed combined financial information about Desktop Metal, Inc. ("Desktop Metal," "we," "us," and "our") consolidated balance sheet and statements of income, after giving effect to the merger with EnvisionTEC Group (“EnvisionTEC”). The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Desktop Metal and the combined financial statements of EnvisionTEC, referred to below.

On January 15, 2021, we entered into the Purchase Agreement and Plan of Merger by and among Desktop Metal, Inc., EnvisionTEC Merger Sub, Inc., EnvisionTEC US LLC, Envisiontec, Inc., Gulf Filtration Systems, Inc., 3dbotics, Inc., and Ali El-Siblani, or the EnvisionTEC Merger Agreement, pursuant to which we acquired EnvisionTEC, or the EnvisionTEC Acquisition. The aggregate purchase price for the EnvisionTEC Acquisition was (i) $150 million in cash, with such cash amount being subject to customary adjustments based on, among other things, the amount of cash, debt and working capital in the EnvisionTEC business at the closing date and (ii) stock consideration equal to a number of shares of Class A common stock, or the Shares, determined by dividing $150 million by the average volume-weighted trading price on the New York Stock Exchange for one share of our Class A common stock for the ten full trading days ending on and including the full trading day two days prior to the closing of the EnvisionTEC Acquisition, subject to a customary collar that allowed for adjustment if the 10-day closing price average was 10% greater or 10% less than the 10-day signing price average. The completion of the EnvisionTEC Acquisition was subject to, among other things, the expiration of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. On February 16, 2021, we completed the EnvisionTEC Acquisition.

Legacy Desktop Metal was incorporated in Delaware on August 25, 2015 and became a wholly owned subsidiary of Desktop Metal upon the closing of the merger of Legacy Desktop Metal into a wholly owned subsidiary of Trine Acquisition Corp., or Trine Business Combination. Desktop Metal is pioneering a new generation of additive manufacturing technologies focused on the production of end-use parts. It offers a portfolio of integrated additive manufacturing solutions for engineers, designers, and manufacturers comprised of hardware, software, materials and services. Desktop Metal is headquartered in Burlington, Massachusetts.

Legacy Desktop Metal and Trine, a blank check company incorporated in Delaware on September 26, 2018, entered into a business combination agreement that was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Legacy Desktop Metal has been determined to be the accounting acquirer. The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Legacy Desktop Metal and Trine business combination occurred on September 30, 2020.

EnvisionTEC consists of EnvisionTEC, Inc., a Michigan corporation operating in the U.S.; EnvisionTEC GmbH, a German company with limited liability, which operates in Germany; 3dBotics, Inc, d.b.a Virids3D, a Michigan corporation, which prints 3D sand molds, and Gulf Filtration Systems, a Michigan corporation, which holds certain intellectual property. The company is a leading global provider of professional-grade 3D printing solutions for the rapid manufacture of mass customized products across a variety of end markets. The company’s 3D printing solutions include three proprietary print technologies and wide range of print materials. The company’s 3D printing solutions are used by customers for numerous applications, including the development and manufacture of customized jewelry, hearing aid, dental, biotech and foundry products.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, are presented herein. The unaudited pro forma condensed combined balance sheet combines the unaudited consolidated balance sheets of Desktop Metal and EnvisionTEC as of September 30, 2020 and gives effect to the merger as if it had been completed on January 1, 2019. The unaudited pro forma condensed combined statements of income combine the historical results of Desktop Metal and the combined balance sheet of EnvisionTEC for the nine months ended September 30, 2020, and the year ended December 31, 2019 and gives effect to the merger as if it occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes and does not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what financial position or results would be for any future periods. The unaudited pro forma condensed combined financial information is based upon the respective historical consolidated financial statements of Desktop Metal and the combined financial statements of EnvisionTEC as described further in Note 1 — Basis of Pro Forma Presentation.

The merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (ASC) 805, “Business Combinations” (ASC 805), with Desktop Metal representing the accounting acquirer under this guidance. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•   Application of the acquisition method of accounting in connection with the merger; and

•   Transaction costs in connection with the merger.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results or financial position that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Desktop Metal after the merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in filings made by Desktop Metal with the Securities and Exchange Commission.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(In thousands, assuming no redemptions)

	As of September 30, 2020				As of September 30, 2020
	Desktop Metal,Trine
	Pro Forma Combined	EnvisionTEC	Transaction
	(Historical) (US GAAP)	(Historical) (US GAAP	Accounting Adjustments	(Note 4 References)	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$566,731	$24,987	$(150,000)	A	$441,718
Short-term investments	53,180	—	—		53,180
Accounts receivable, net of allowance for doubtful accounts $1.3 million	1,642	5,480	—		7,122
Inventory	10,363	8,973	—		19,336
Prepaid expenses and other current assets	1,130	1,083	—		2,213
Total current assets	633,046	40,523	(150,000)		523,569
Restricted cash	612	—	—		612
Property, plant and equipment, net	13,601	1,676	—		15,277
Related party loan receivable	—	1,980	—		1,980
Capitalized software, net	357	—	—		357
Right-of-use assets	1,935	—	911	G	2,846
Security deposit	24				24
Goodwill	2,252	—	145,898	A	148,150
Intangible assets, net	2,453	557	123,043	C	126,053
Deferred transaction costs	—	—	—		—
Total Assets	$654,280	$44,736	$119,852		$818,868
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$3,360	$1,580	$—		$4,940
Customer deposits	1,778	—	—		1,778
Current portion of operating lease liability	858	—	505	G	1,363
Accrued expenses and other current liabilities	5,563	2,943	10,287	F	18,793
Deferred revenue	1,136	2,042	(379)	H, I	2,799
Current portion of long-term debt, net of deferred financing costs	9,986	200	(200)	D	9,986
Total current liabilities	22,681	6,765	10,213		39,659

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

	As of September 30, 2020				As of September 30, 2020
	Desktop Metal, Trine
	Pro Forma Combined	EnvisionTEC	Transaction
	(Historical) (US GAAP)	(Historical) (US GAAP	Accounting Adjustments	(Note 4 References)	Pro Forma Combined
Long-term debt, net of deferred financing costs	—	1,176	—		1,176
Deferred tax liability	—	—	5,936	E	5,936
Lease liability, net of current portion	2,375	—	406	G	2,781
Total liabilities	25,056	7,941	16,555		49,552
Commitments and contingencies	—	—	—		—
Convertible Preferred Stock	—	—	—		—
Shareholders’ Equity
Common Stock	—	443	(443)	B	—
Class A Common Stock (includes unvested 328,910 shares of restricted stock)	22	—	—		22
Additional paid-in capital	995,751	—	150,000	A	1,145,751
Accumulated deficit	(366,554)	38,588	(48,496)	B, F, H, I	(376,462)
Accumulated other comprehensive income	5	(2,236)	2,236	B	5
Total Stockholders’ Equity	629,224	36,795	103,297		769,316
Total Liabilities, Convertible Preferred Stock and Stockholders’ Equity	$654,280	$44,736	$119,852		$818,868

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

	For the Year Ended December 31, 2019				For the Year Ended December 31, 2019
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$22,758	$34,582	$(330)	4(a)	$57,010
Services	3,681	—	—		3,681
Total revenues	$26,439	$34,582	$(330)		$60,691
Cost of sales
Products	45,268	20,825	4,569	4(b)	70,662
Services	5,528	—	—		5,528
Total cost of sales	50,796	20,825	4,569		76,190
Gross margin	(24,357)	13,757	(4,899)		(15,499)
Operating expenses:
Research and development	54,656	4,755	4,520	4(b)	63,931
Sales and marketing	18,749	5,005	4,296	4(b),4(c)	28,050
General and administrative	12,807	4,834	10,903	4(b),4(d)	28,544
Total Operating Expenses	86,212	14,594	19,719		120,525
Profit/(Loss) from Operations	(110,569)	(837)	(24,618)		(136,024)
Interest expense	(503)	—	—		(503)
Interest and other income, net	5,952	302	—		6,254
Profit/(Loss) before income taxes	$(105,120)	$(535)	$(24,618)		$(130,273)
Provision for income taxes	—	(22)	1,191	4(e)	1,169
Net Profit/(Loss)	$(105,120)	$(557)	$(23,427)		$(129,104)
Shares used to compute earnings per share – basic and diluted	23,379	$—	8,038	5	31,417
Net Loss per share – basic and diluted	$(4.50)	$—	$—		$(4.11)
Other Comprehensive Profit/Loss
Unrealized gain on available-for-sale marketable securities	171	—	—		171
Foreign currency translation	—	(879)	—		(879)
Total Comprehensive Profit/Loss, net of taxes	$(104,949)	$(1,436)	$(23,427)		$(129,812)

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

Desktop Metal, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2020
	Desktop Metal, Trine Pro Forma Combined (Historical) (US GAAP)	EnvisionTEC (Historical) (US GAAP	Transaction Accounting Adjustments	(Note References)	Pro Forma Combined
Revenues
Products	$6,113	$32,611	$(202)	4(a)	$38,522
Services	1,988	—	—		1,988
Total revenues	$8,101	$32,611	$(202)		$40,510
Cost of sales
Products	18,145	13,557	3,427	4(b)	35,129
Services	3,365	—	—		3,365
Total cost of sales	21,510	13,557	3,427		38,494
Gross margin	(13,409)	19,054	(3,629)		2,016
Operating expenses:
Research and development	31,362	3,186	3,390	4(b)	37,938
Sales and marketing	9,994	1,253	3,240	4(b),4(c)	14,487
General and administrative	14,737	4,636	461	4(b)	19,834
Total Operating Expenses	56,093	9,075	7,091		72,259
Profit/(Loss) from Operations	(69,502)	9,979	(10,720)		(70,243)
Interest expense	(253)	—	—		(253)
Interest and other income, net	995	511	—		1,506
Profit/(Loss) before income taxes	$(68,760)	$10,490	$(10,720)		$(68,990)
Provision for income taxes	—	(420)	519	4(e)	99
Net Profit/(Loss)	$(68,760)	$10,070	$(10,201)		$(68,891)
Shares used to compute earnings per share – basic and diluted	29,457	—	8,038	5	37,495
Net Loss per share – basic and diluted	$(2.33)	$—	$—		$(1.84)
Other Comprehensive Profit/Loss, net of taxes
Unrealized gain on available-for-sale marketable securities	(70)	—	—		(70)
Foreign currency translation	—	1,348	—		1,348
Total Comprehensive Profit/Loss, net of taxes	$(68,830)	$11,418	$(10,201)		$(67,613)

See the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands)

Note 1 — Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Desktop Metal, taking into account the pro forma effect of the Trine transaction, as of September 30, 2020 and EnvisionTEC as of September 30, 2020. EnvisionTEC’ s fiscal year ends on December 31 and Desktop Metal fiscal year also ends on December 31. The unaudited pro forma condensed combined statements of income were prepared using:

•  the historical unaudited statement of income of Desktop Metal for the nine months ended September 30, 2020, taking into account the pro forma effect of the Trine transaction;

•  the historical audited statement of income of Desktop Metal for the year ended December 31, 2019, taking into account the pro forma effect of the Trine transaction;

•  the historical audited consolidated combined statement of income of EnvisionTEC for the year ended December 31, 2019;

•  the historical unaudited consolidated combined statement of income of EnvisionTEC for the nine months ended September 30, 2020.

Both Desktop Metal and EnvisionTEC’ s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. dollars. The historical EnvisionTEC financial statements included within the unaudited pro forma condensed combined balance sheet and statements of income include certain reclassifications that were made to conform EnvisionTEC’s financial statement presentation to that of Desktop Metal.

The acquisition of EnvisionTEC by Desktop Metal will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805, with Desktop Metal representing the accounting acquirer under this guidance. In the unaudited pro forma condensed combined balance sheet, Desktop Metal’s costs to acquire EnvisionTEC have been allocated to the assets acquired and liabilities assumed, based upon management’s preliminary estimate of what their respective fair values would be as of the date of the merger. The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes herein. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired, and liabilities assumed are recorded at their acquisition date fair value. For purposes of the pro forma information presented herein, the fair value of EnvisionTEC’ s identifiable tangible and intangible assets acquired, and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the fair value of identified tangible and intangible assets acquired and liabilities assumed will be recognized as goodwill. Certain current market based assumptions were used which will be updated upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and valuation procedures are completed and such changes could be material, as certain valuations have yet to commence or progress to a stage where there is sufficient information for definitive measurement. Following the consummation of the merger, valuations will be completed and management will conduct a final review. As a result of the finalization of the valuation procedures and review, there may be differences identified that, when finalized, could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of income also include certain purchase accounting adjustments, including items expected to have a continuing impact on the results of the combined company, such as increased amortization expense on acquired intangible assets. The unaudited pro forma condensed combined statements of income do not include the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs that may be contemplated.

Note 2 — Reclassifications

The unaudited pro forma condensed combined financial information has been prepared using Desktop Metal’s significant accounting policies as set forth in Desktop Metal’s audited consolidated financial statements for the fiscal year ended December 31, 2019. During the preparation of the unaudited pro forma condensed combined financial information, Desktop Metal performed an initial review of the accounting policies of EnvisionTEC to determine if differences in accounting policies require reclassification or adjustment to conform to Desktop Metal’s accounting policies and classifications.

The following describes the adjustments and reclassifications made in the preparation of the unaudited pro forma condensed combined financial statements incorporated herein for Desktop Metal including the pro forma impact of the Trine transaction:

Balance Sheet as of September 30, 2020

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$243	Prepaid income taxes	Prepaid expenses and other current assets
3	Accounts payable and accrued expenses	Accounts payable
2,673	Accounts payable and accrued expenses	Accrued expenses and other current

Statement of Income for the Year Ended December 31, 2019

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,857	Operating costs	General and administration
5,142	Interest income	Interest and other income, net
170	Unrealized gain on marketable securities held in	Interest and other income, net

Statement of Income for the Nine Months Ended September 30, 2020

Amount (In thousands)	Presentation in Trine’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$4,048	Operating costs	General and administration
1,110	Interest income	Interest and other income, net

Historical EnvisionTEC financial information included within the unaudited pro forma condensed combined financial information have been reclassified to conform the presentation to that of Desktop Metal as indicated in the table below:

Balance Sheet as of September 30, 2020

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$200	Related party loan	Other Current Loans

Statement of Income for the Year Ended December 31, 2019

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$5,005	Selling, general and administrative	Sales and marketing
4,834	Selling, general and administrative	General and administrative
302	Other income	Interest and other income, net

Statement of Income for the Nine Months Ended September 30, 2020

Amount (In thousands)	Presentation in EnvisionTEC’s Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Information
$1,253	Selling, general and administrative	Sales and marketing
4,636	Selling, general and administrative	General and administrative
511	Other income	Interest and other income, net

Note 3 — Conforming Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Desktop Metal. Desktop Metal believes these accounting policies are similar in most material respects to those of EnvisionTEC. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal became aware of differences between the accounting policies of Desktop Metal and EnvisionTEC related to ASC 606, Revenue from Contracts with Customers and ASC 842, Leases.

Desktop Metal adopted ASC 606 using the full retrospective approach effective January 1, 2018 and adopted ASC 842 using the modified retrospective approach effective January 1, 2018. During the preparation of these unaudited pro forma condensed combined financial statements, Desktop Metal reviewed the impact of the difference in adoption dates and determined that the impact to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 would not be significant. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the unaudited condensed combined balance sheet as of September 30, 2020 properly reflect the impacts of adopting these standards.

Upon completion of the merger, management will perform a comprehensive review of Desktop Metal and EnvisionTEC’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Desktop Metal.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma adjustments that reflect the transaction in accordance with U.S. GAAP.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Desktop Metal filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Desktop Metal’s shares outstanding, assuming the merger occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet which represent only transaction accounting adjustments are as follows:

Purchase Accounting

A.	Estimated Merger Consideration and Allocation:

The aggregate consideration for the Business Combination is approximately $300.0 million, $150.0 million in cash, and $150.0 million in an equivalent number of shares based on Desktop Metal’s average closing share price of        on       .

The following table summarizes the components of the merger consideration reflected in the unaudited pro forma condensed combined financial information (in thousands of dollars and shares, except for per share amounts and the exchange ratios):

Purchase Price

September 30, 2020
Cash consideration	$150,000
Issuance of Desktop Metal shares	150,000
Total purchase price	$300,000

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Desktop Metal in the transaction, reconciled to the estimate of the consideration to be transferred:

Calculation of consideration estimated to be transferred

		September 30, 2020
Net book value of net assets acquired		$36,795
Adjustments to:
Intangible assets	C	123,043
Deferred tax	E	(5,936)
Extinguishment of related party loan	D	200
Goodwill		145,898
Total estimated consideration		$300,000

B.	Reflects the elimination of EnvisionTEC’s historical equity to present it as a goodwill for Desktop Metal.

C.	Reflects the adjustment to record step-up of intangible assets per description below:

Description	Estimated Useful Life	Estimated Fair Value	Balance Sheet Classification
Customer relationships	10	$42,500	Intangible assets, net
Acquired technology	8	73,100	Intangible assets, net
Trade name	13	8,000	Intangible assets, net
Total identifiable intangible assets		123,600
Historical EnvisionTEC acquired technology		557
Pro forma adjustment		$123,043

D.	To eliminate EnvisionTEC related party loan. This debt will not be assumed by Desktop Metal in connection with the acquisition.

E.	Reflects the adjustments to record an increase to deferred income tax liabilities of $5.9 million resulting from pro forma fair value adjustments for the assets acquired and liabilities assumed.

Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.

F.	To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million and the corresponding increase to accrued liabilities related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger.

Accounting policy alignment

G.	Reflects the adjustment for the adoption of ASC 842 to record right-of-use assets and corresponding lease liability related to leased facilities as of September 30, 2020 The lease liability of $0.9 million was calculated based on the remaining lease payments as of the closing date discounted using Desktop Metal’s discount rate and presented as current and noncurrent based on the timing of subsequent payments.

H.	Reflects the deferral of commissions related to the ASC 606 accounting policy alignment.

I.	Reflects the adjustment for warranties related to the ASC 606 accounting policy alignment. Revenue related to warranties of $0.3 million has been deferred as of the nine months ended September 30, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments in the Unaudited Pro Forma Condensed Combined Statements of Income which represent only transaction accounting adjustments are as follows:

(a)	Reflects the ASC 606 accounting policy alignment for commissions and warranties.

Revenue related to warranties of $0.3 million for the twelve months ended December 31, 2019 and $0.2 million for the nine months ended September 30, 2020 have been deferred.

(b)	Reflects additional amortization expense for the estimated fair value adjustment of acquired intangible assets of $14.0 million for the twelve months ended December 31, 2019 and $10.5 million for the nine months ended September 30, 2020. The preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that Desktop Metal will calculate after completing a detailed valuation analysis and difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the valuation of intangible assets would cause a corresponding increase in the amortization expense to approximately $15.4 million for the twelve months ended December 31, 2019 and $11.5 million for the nine months ended September 30, 2020. A 10% increase in the estimated useful lives of intangible assets would cause a corresponding decrease in the amortization expense to approximately $12.7 million for the twelve months ended December 31, 2019 and $9.5 million for the nine months ended September 30, 2020.

(c)	Reflects Sales & marketing expenses related to commissions of $0.1 million for the twelve months ended December 31, 2019 and $0.05 million for the nine months ended September 30, 2020 have been deferred.

(d)	To adjust for the nonrecurring transaction expenses incurred by Desktop Metal and EnvisionTEC through the close of the merger. Reflects the increase in net loss of $10.3 million related to transaction costs expected to be incurred by Desktop Metal and EnvisionTEC on or prior to the closing of the merger. Transactions costs incurred relate to advisory, audit and legal costs associated with the transaction.

(e)	Reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 4.8%. In its historical periods, Desktop Metal concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. However, the German operating entity, EnvisionTEC Gmbh, is taxed as a corporation under the applicable tax regulations of Germany. As a result, these pro form statements include tax expense relating to Germany. The remaining EnvisionTEC operating and holding companies are treated as S corporations for U.S. federal income tax purposes and as such, these pro forma financial statements do not reflect a provision for U.S. federal and state income taxes relating to those entities.

Note 5 — Loss per Share

Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2019. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2019 and for the nine months ended September 30, 2020:

	Nine Months Ended	Year Ended
(in thousands, except share and per share data)	September 30, 2020	December 31, 2019
Pro forma net loss	$(68,891)	$(129,104)
Pro forma weighted average shares outstanding – basic and diluted	37,495	31,417
Pro forma EPS – basic and diluted	$(1.84)	$(4.11)

A 25% fluctuation in the market price of Desktop Metal shares would affect the number of Desktop Metal shares outstanding, as illustrated in the table below: Common Shares Outstanding Reconciliation

Common Shares Outstanding Reconciliation

	September 30, 2020	Flux +25%	Flux -25%
Common shares outstanding at September 30, 2020	29,457	29,457	29,457
Average share price for conversion of Desktop Metal shares for consideration	$18.66	$23.33	$14.00
Estimated shares issued for purchase consideration	8,038	6,431	10,718
Common Shares Outstanding	37,495	35,888	40,175